Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st of March, 2013, by and between SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), and Kjell-Erik Oestdahl (“Executive”).

1. Employment of Executive: In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 13, the Company and Executive wish to establish an Employment Agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits and base salary.

2. Term and Extent of Services: The term shall commence March 1st, 2013 (the “Effective Date”) and shall continue until the close of business on February 28th, 2015 (the “Term”). During the Term, the Executive shall be employed as Senior Advisor reporting to Paal Kibsgaard, CEO. At the expiration of the Term, Executive agrees to voluntarily terminate his employment with the Company and all affiliates.

Nothing herein shall prohibit Executive, during the Term, from being engaged as a consultant to organizations and businesses or to be appointed to their board of directors except those specifically identified as Unauthorized Competitors in Section 5. Executive agrees that he will not accept employment with any oil and gas related company without giving prior notice to the Company’s CEO.

Compensation and Benefits:

3.

(a)

Salary: From March 1st, 2013 through to February 28th, 2015, Executive’s base salary shall be 396,231.49NOK per month. During the Term, Executive’s base salary shall be payable monthly in accordance with the Company’s normal payroll practices. In the event the Executive works for another employer during the Term of this Agreement, the base salary under this section 3(a) will end as of the date that such employment commences; however all other benefits described in this section 3 shall continue for the Term of the Agreement.

(b)	Welfare Benefits: During the Term, Executive shall be eligible to participate in the Company’s health, welfare and insurance plans (e.g., medical, dental, vision, life insurance, short- and long-term disability, etc.) on a basis comparable to that of other Norway employees.

(c)	Pension: During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall continue to accrue benefits under the Company’s pension plans based on an annual base salary of 4,754,777.88 NOK.

(d)	Incentive Plans:

i.	During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to vest in stock options previously granted to Executive under the Company’s plans in accordance with the terms of those plans and any applicable agreements.

ii.	Upon termination of employment, except for a termination for Cause pursuant to Section 4 (c) or upon Executive’s employment with an Unauthorized Competitor identified in Section 5 (c) (i), Executive shall have the period to exercise stock options as per the plan rules, to the extent that such options were exercisable as of the date of such termination. For example, if Executive retires from the Company after reaching the age of 50, Executive would be eligible to “Special Early Retire,” and would therefore have five (5) years to exercise vested options.

iii.	Vacation: Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of Feb 28th, 2013. During the Term, Executive shall not be eligible to accrue vacation pay.

(e)	Expense Reimbursement: Executive shall be reimbursed for reasonable business expenses incurred in the normal course of performing his duties. Executive shall submit all invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred. The Company shall reimburse Executive for such costs within 14 days of receipt of such invoices.

(f)	Administrative Assistance: This will be provided during the Term from the Paris office to support the transition from Paris to Norway as required related to tax preparation and relocation.

4. Termination of Employment: Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a)	Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b)	Termination Due to Disability: In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c)	Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to:

i.	His base salary through the date of the termination of his employment for Cause; and

ii.	Any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.

“Cause” means Executive’s dishonesty relating to his employment with the Company, conviction of a felony, or willful unauthorized disclosure of confidential information of the Company.

(d)	Voluntary Termination and Termination Due to Mutual Agreement: Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company), Executive may voluntarily terminate his employment with the Company. A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4 (a), 4 (b) or 4 (c) above, and shall not be deemed a breach of this Agreement by Executive (except if Executive accepts employment or other prohibited association with an Unauthorized Competitor, as defined below, during the Term of this Agreement).

Executive may work for another employer (excluding an Unauthorized Competitor) during the Term of this Agreement without terminating his employment relationship with the Company. In the event Executive voluntarily terminates his employment during the Term, and (I) does not become employed by an Unauthorized Competitor or (II) becomes employed by Oil & Gas related Company in which the Executive will have given notice the Chief Executive Officer prior to acceptance of employment, he shall be entitled to:

i.	other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

ii.	exercise any stock options granted under a plan of the Company that vested during the Term of the Agreement (and prior to his termination date) as per the Plan rules.

If during the Term, Executive accepts employment with an Unauthorized Competitor, Executive shall be required to repay all amounts received by Executive under this Agreement. This repayment obligation shall not apply if Executive becomes an employee of an Unauthorized Competitor as a result of a merger or acquisition involving Executive’s employer and an Unauthorized Competitor.

For purposes of this Agreement, an Unauthorized Competitor means those companies as specifically identified in Section 5, involved in the oilfield services and equipment business.

5. Confidentiality, Return of Property, and Covenant Not to Compete:

(a) Confidentiality: Executive agrees that he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b) Return of Property: Executive agrees that at the time of leaving the Company’s employ, if not sooner, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

(c) Covenant Not to Compete: Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s affiliates or ventures) by several other businesses. Accordingly, for the consideration provided to Executive in this Agreement, Executive agrees to be bound by the following restrictive covenants:

i.	During the Term, Executive shall not accept employment with or render services to any specifically identified Unauthorized Competitor as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with fiduciary relationship of an employee to his employer. In order to protect the Company’s good will and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment anywhere in the world with any company or other enterprise except an Unauthorized Competitor. For purposes of this Agreement, an “Unauthorized Competitor” refers specifically and exclusively to Halliburton Company, Baker Hughes Inc., Weatherford International, Archer Limited, OiLSERV, Aker Solutions ASA, FMC Technologies, including any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns, as of the date of this Agreement.

ii.	Executive further agrees that during the Term, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures.

iii.

Executive acknowledges that this restrictive covenant under Section 5, for which he received consideration from the Company as provided in this Section 5, is ancillary to otherwise enforceable provisions of this

Agreement and that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its confidential and proprietary information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law. In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

iv.	Executive further acknowledges that if his employment terminates prior to the Term, pursuant to Section 4 (c), (d) or (e) of this Agreement, the covenant not to compete provisions of this Agreement will extend throughout the remainder of the Term.

(d) Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate. For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Curaçao corporation, (ii) any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding stock of such corporation, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

6. Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7. Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
5599 San Felipe
17th Floor
Houston, TX 77056
ATTENTION: Sivakumar Nadarajah,
Executive Compensation

If to Executive:	Kjell-Erik Oestdahl
[At the address on file at the Company]

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such state.

9. Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10. Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11. No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

12. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation ensuring to Executive of a kind elsewhere provided and not expressly provided or modified in this Agreement.

13. Release of Claims: In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and

Release,” a form of which is attached hereto as Exhibit A. Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on February 19th, 2013, and was given sufficient time to consider whether to sign the Agreement and the Waiver and Release. The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release contemporaneously with the execution of this Agreement, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven day period provided in the Release, will void the Company’s obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 19th day of February 2013, but effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By	/s/ Stephanie Cox

EXECUTIVE

/s/ Kjell-Erik Oestdahl

Exhibit A

SCHLUMBERGER LIMITED

WAIVER AND RELEASE

Schlumberger Limited has offered to pay me certain benefits (“Benefits”) pursuant to my Employment Agreement with Schlumberger Limited, effective as of March 1st, 2013 (the “Agreement”), which are in addition to any remuneration or benefits to which I am already entitled. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Schlumberger Limited and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement. I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference. The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Sivakumar Nadarajah, Executive Compensation, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, TX 77056) this Waiver and Release by 5 p.m. on March 22, 2013. I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue the Corporate Group in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the

Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. Notwithstanding the above, nothing in this Agreement is intended to release or affect in any way any board resolution or by-law of the Company or other agreement between me and the Company which may provide for indemnity and/or director and officer insurance coverage relating to any potential claim against me arising out of my role as an officer and employee of the Company.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation. Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

Both the Company and I agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation and the Company and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment. The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict Schlumberger from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Sivakumar Nadarajah, Director Executive Compensation of Schlumberger Limited - Houston, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date